Exhibit 12

                                                        KeySpan Corporation
                                                Computation of Earnings to Fixed Charges

                             Twelve Months      Twelve Months     Twelve Months       Twelve Months          Nine Months
                                  Ended             Ended             Ended               Ended                 Ended
                               December 31,      December 31,      December 31,        December 31,          December 31,
                                   2002              2001             2000                 1999                  1998
                             --------------    ---------------   ---------------     ---------------       -----------------
Earnings
   Net income                      422,268            284,539            329,092             269,752            (196,074)
   Income tax                      225,394            210,695            217,262             136,362             (59,800)
   Transaction income tax                -                  -                  -                   -             (99,700)
   Interest charges                311,209            373,466            204,278             138,655             140,188
   Portion of rentals
      representing interest         43,571             50,271             43,433              23,433               9,641
   Adjustment related to
      equity investments           (10,191)            (5,559)             1,497              (5,979)             (1,623)
                             --------------    ---------------    ----------------   ----------------   ------------------
   Earnings Available to           992,251            913,412            795,562             562,223            (207,368)
      Cover Fixed Charges    ==============    ===============    ================   ================   ==================


Fixed charges
   Interest charges                329,137            385,507            218,017             150,515             147,998
   Portion of rentals
      representing interest         43,571             50,271             43,433              23,433               9,641
                             --------------    ---------------    ----------------   ----------------   ------------------
   Total Fixed Charges             372,708            435,778            261,450             173,948             157,639
                             ==============    ===============    ================   ================   ==================


Ratio of Earnings to Fixed            2.66               2.10               3.04                3.23                 N/A
                             ==============    ===============    ================   ================   ==================